Exhibit (f)(1)
                          Amended and Restated Charter


                          AMENDED AND RESTATED CHARTER
                                       OF
                FIRST AMERITAS LIFE INSURANCE CORP. OF NEW YORK


               UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW
                     AND SECTION 1206 OF THE INSURANCE LAW
                            OF THE STATE OF NEW YORK


     WE, THE UNDERSIGNED, being President and Secretary of First Ameritas Life Insurance Corp. of New York, a New York corporation, hereby certify and set forth:

     1. The present name of the corporation is First Ameritas Life Insurance Corp. of New York, having originally been formed under the name of First Ameritas Life Insurance Corp. of New York.

     2. The Charter of the corporation was originally filed in the Office of the Superintendent of Insurance of the State of New York on April 1, 1993 and a restated Charter was filed with the Office of the Superintendent of Insurance of the State of New York on January 1, 1997 and an Amended and Restated Charter was filed with the Office of the Superintendent of Insurance of the State of New York on January 4, 2010.

     3. The Charter of the corporation is hereby amended and restated in its entirety to change the name of the corporation to Ameritas Life Insurance Corp. of New York and change the principal office location from Rockland County, New York to New York County, New York, as follows:


                                   ARTICLE I
                           Name and Principal Office

     SECTION 1. Name. The name of the Company shall be Ameritas Life Insurance Corp. of New York.

     SECTION 2. Principal Office. The principal office of this Company shall be located in the County of New York, State of New York.

                                   ARTICLE II
                               Purpose and Powers

     SECTION 1. Purposes. The purpose of which the Company is organized is to transact the kinds of life and health insurance business specified in Paragraphs 1, 2 and 3 of Subsection (a) of Section 1113 of the Insurance Law of the State of New York, as follows:

          (1) "Life insurance," means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical

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     condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under
     Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under
     Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement proceeds, or (E) the insured's having been a resident of a nursing home, as defined in section twenty-eight hundred one of the public health law, for a period of three months or more, with an expectation that such insured will remain a resident of a nursing home until death. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter;
          (2) "Annuities" means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter;
          (3) "Accident and health insurance" means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;

     and any amendments to such paragraphs or provisions in substitution therefore which may be hereafter adopted; and such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the corporation is authorized to do.

     The corporation shall also have all other rights, powers, and privileges now or hereafter authorized or granted by the Insurance Law of the State of New York or any other law or laws of the State of New York to stock life insurance companies having power to do the kind or kinds of business hereinabove referred to and any and all other rights, powers, and privileges of a corporation now or hereafter

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     granted by the laws of the State of New York and not prohibited to such stock life insurance companies.

     The Company may have and exercise such other powers as are conferred upon it by law.

     SECTION 2. Mode and Manner of Exercising Powers. The mode and manner in which the corporate powers of this Company shall be exercised are through a Board of Directors and through such officers, employees and agents as such Board shall employ.

                                  ARTICLE III
                                   Directors

     SECTION 1. Number of Directors. The number of Directors of the Company shall be not less than seven (7) nor more than eleven (11), not less than one-third of whom shall be persons who are not officers or employees of the Company or of any entity controlling, controlled by or under common control with such Company and who are not beneficial owners of a controlling interest in the voting stock of such Company or any such entity.

     At all times, the majority of the Directors shall be citizens and residents of the United States and at least one of the Directors will be a resident of the State of New York. Directors shall be at least 18 years of age but need not be shareholders.

     SECTION 2. Election of Directors. The election of Directors of this Company shall be at the Annual Meeting of the stockholders of the Company.

     SECTION 3. Annual Meeting. The Annual Meeting of the stockholders of the Company shall be held on the first Monday in March of each and every year, or if the first Monday in March in any year is a legal holiday, then the next succeeding business day. At such Annual Meeting, all Directors shall be elected for the ensuing year, and the Directors shall take office immediately upon election and shall hold office until the next Annual Meeting and until their successors are elected. At each Annual Meeting, each stockholder of record on the books of the Company shall have held his or her shares in his or her own name for at least thirty days prior to the meeting, shall be entitled to one vote in person or by proxy for each share of stock so held by the stockholder. Directors shall be chosen and elected by a plurality of the whole number of the shares voted at the meeting.

     SECTION 4. Vacancy of the Board of Directors. Whenever any vacancy shall occur in the Board of Directors by death, resignation, removal, or otherwise, the remaining members of the Board, at a meeting called for that purpose, or at any regular meeting, shall elect a Director or Directors to fill the vacancy or vacancies thus occasioned, and each Director so elected shall hold office for the unexpired term of the Director whose place the individual has taken.

                                   ARTICLE IV
                                    Officers

     SECTION 1. Officers. The officers of the Company shall be elected by the Board of Directors at an annual meeting held at any time prior to the first Annual Meeting of the Board and thereafter at its Annual Meeting, which shall be held immediately

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     after the Annual Meeting of the stockholders. The Board shall elect a
     Chairman of the Board, a President, one or more Vice-Presidents, a Secretary, and a Treasurer, and it may, at its option at any time appoint or elect such other officers as shall be provided in the by-laws. In case a quorum is not present, the same shall be adjourned to another day by the Directors present. Officers elected by the Board shall respectively hold office until the next Annual Meeting and until their successors are chosen and have qualified. Other officers shall serve at the pleasure of the Board, unless otherwise provided in the by-laws. Vacancies in the elective offices occurring in the interval between Annual Meetings may be filled at any time by the Board of Directors, and a person so selected shall hold office until his successor is chosen and has qualified. One person may hold two or more offices, except the offices of President and Secretary, if it shall be so provided in the by-laws or by action of the Board.

                                   ARTICLE V
                                Term and Capital

     SECTION 1. Term of the Company. The duration of the corporate existence of the Company shall be perpetual.

     SECTION 2. Capital. The capital of the Company shall be Two Million and 00/100 Dollars (2,000,000.00) which shall consist of two thousand shares of common stock with a par value of One Thousand and 00/100 Dollars ($1,000) each.

                                   ARTICLE VI
                                   Amendments

     This charter or provisions thereof may be amended at any time in accordance with the provisions of Section 1206 of the New York Insurance Law as the same may be amended from time to time.


     4. This Amended and Restated Charter was authorized by the Board of Directors by unanimous written consent executed as of July 15, 2011, followed by the affirmative vote of the sole shareholder by written consent as of July 15, 2011.

     5. This Amended and Restated Charter shall be effective October 1, 2011.


     IN WITNESS WHEREOF, we the undersigned officers have made and subscribed this Amended and Restated Charter on the date(s) and at the place(s) hereinafter attested.


                                            AMERITAS LIFE INSURANCE CORP. OF
                                            NEW YORK

                                            /s/ Kenneth L. VanCleave
                                            --------------------------------
                                                Kenneth L. VanCleave, President


                                            /s/ Robert G. Lange
                                            --------------------------------
                                                Robert G. Lange, Secretary

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STATE OF NEBRASKA     )
                      )  ss:
COUNTY OF LANCASTER   )

On the 3rd day of August, 2011, before me personally came Kenneth L. VanCleave to me known and known to me to be the individual specified in and who executed the foregoing instrument and acknowledged to me that (s)he executed the same.


                                        /s/ Kimberly S. Crook
                                        ----------------------------------------
                                        Notary Public

[GENERAL NOTARY - State of Nebraska stamp for Kimberly S. Crook]



STATE OF NEBRASKA     )
                      )  ss:
COUNTY OF LANCASTER   )

On the 3rd day of August, 2011, before me personally came Robert G. Lange to me known and known to me to be the individual specified in and who executed the foregoing instrument and acknowledged to me that (s)he executed the same.


                                        /s/ Kimberly S. Crook
                                        ----------------------------------------
                                        Notary Public

[GENERAL NOTARY - State of Nebraska stamp for Kimberly S. Crook]
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